act·on

June 6, 2025

Via electronic mail

Joseph Davy
Banzai International, Inc.
435 Ericksen Ave, Suite 250
Bainbridge Island, Washington 98110

Re: Notice of Termination of Agreement and Plan of Merger

Dear Joe:

Reference is made to (i) the Agreement and Plan of Merger dated as of January 22, 2025 by and among Act-On Software, Inc. ("**Company**", "**we**", "**us**" or "**our**"), Banzai International, Inc. ("**ListCo**", "**you**" or "**your**") and Banzai Passage Inc. ("**Merger Sub**") and amended by an Amendment to Agreement and Plan of Merger, dated June 3, 2025 (collectively, the "**Agreement**"), (ii) a letter agreement by and among Company, ListCo and Merger Sub dated March 18, 2025 ("**First Side Letter Agreement**"), and (iii) a second letter agreement by and among Company, ListCo and Merger Sub dated April 14, 2025 ("**Second Side Letter Agreement**" and, together with the First Side Letter Agreement, the "**Side Letter Agreements**"). Capitalized terms used but not defined herein have the meanings ascribed to them under the Agreement and/or the Side Letter Agreements.

In a phone call on June 5, 2025 you stated that one of your anticipated funding sources would not be able to provide the funding necessary to permit you to consummate and close the Merger and other Transactions contemplated by the Agreement. You further stated that you have no reliable alternatives to raise the necessary funds. Therefore, ListCo is not able to fulfill its obligations under the Agreement and Ancillary Documents. Obviously this is unwelcomed news for us and our stakeholders as we have fully complied with all terms, conditions and covenants set forth in the Agreement and the Ancillary Documents in addition to other requirements and requests that you have stated were necessary to consummate the Merger and the other Transactions. The significant delays and uncertainty that resulted from your ongoing inability to raise the funds and close the Merger has had a negative impact on our business and our prospects.

For these and other reasons, Act-On hereby notifies you that, by this letter, Act-On is exercising its right pursuant to Section 9.01(e) of the Agreement to terminate the Agreement and the Ancillary Documents effective immediately.

Pursuant to Section 9.01(e), within five (5) calendar days (i.e. by June 11, 2025) Banzai must pay to Act-On liquidated damages in an amount equal to $500,000 ("**Liquidated Damages Amount**") representing a portion of the Transaction Expenses incurred by Act-On in connection with the Merger. We are attaching documentation evidencing this amount.

Additionally, pursuant to the Side Letter Agreements, ListCo agreed to pay the Revised Additional Amounts in connection with the additional interest and extension fees charged by the Company Lender as a result of ListCo's ongoing delays in receiving the funding necessary to close the Merger. We have consistently presented this amount to you in the multiple draft Allocation Schedules we have sent and we have discussed it on multiple videoconferences so there should be no surprise that ListCo is fully responsible for this additional amount of fees. As of today, the date of termination of the Agreement, the Revised Additional Amount equals $882,029.82. Pursuant to Section 2 of the Second Side Letter Agreement, the Revised Additional Amounts must be paid along with the $500,000 liquidated damages amount for Transaction Expenses described above. Therefore, we expect the Revised Additional Amount to also be paid in full no later than June 11, 2025.

Throughout the past several weeks as we were moving towards an anticipated closing of the Merger, you consistently represented (and approved in the Allocation Schedule) that Banzai possessed at least $2,500,000 in cash. Therefore we expect full payment by June 11, 2025. We further note that pursuant to the terms of the Second Side Letter Agreement, ListCo is obligated to indemnify and hold Company and its stockholders harmless against any losses, liabilities or costs (including reasonable attorneys' fees) arising from any failure to pay amounts owed.

Additionally, pursuant to Section 9.02 of the Agreement, Section 7.07 (Confidentiality; Publicity) and Article X (Miscellaneous) survive termination of the Agreement. Act-On will fully comply with these ongoing obligations and we expect ListCo and Merger Sub to do the same. As there is a public disclosure obligation on the part of ListCo regarding the termination of the Agreement, pursuant to Section 7.07(b) Act-On must review and approve the wording of such disclosure. Please provide this at your earliest convenience and please remove any logos or references to Act-On on your public facing websites and collateral.

We are sorry that our relationship has had to end in this manner but Act-On was left with no other choice.

Please note that this notice is without prejudice to any of our rights, powers, privileges, remedies, and defenses, now existing or hereafter arising, all of which are hereby expressly reserved.

Regards,

Act-On Software, Inc.

By: Kate Johnson

Name: Katherine Johnson

Title: CEO

cc: Lou Taubman, Esq (via email)

Bill Pierznik (via email)